Century Communities Reports Third Quarter 2016 Results

- Earnings Increased 26% to $0.63 Per Share -

- Home Sales Revenues Rose 38% to $248.1 Million -

- Home Deliveries Grew 22% to 706 Homes -

- Net New Home Contracts Increased 32% to 628 Contracts -

Greenwood Village, Colorado (November 1, 2016) – Century Communities, Inc. (NYSE: CCS), a top-25 U.S. homebuilder of single-family homes, townhomes and flats in select markets, today announced financial results for its third quarter ending September 30, 2016.

Third Quarter 2016 Highlights Compared to Third Quarter 2015

•	Net income increased 26% to $13.3 million or $0.63 per share
•	Pre-tax income grew 24% to $19.7 million
•	Home sales revenues rose 38% to $248.1 million
•	Home deliveries increased 22% to 706 homes
•	Adjusted homebuilding gross margin expanded 36% to $55.7 million
•	Adjusted EBITDA was up 33% to $26.4 million
•	Net new home contracts increased 32% to 628 contracts
•	Backlog dollar value improved 17% to $380.9 million
•	Expanded senior unsecured credit facility to $380 million and extended its maturity date to 2019
•	Commenced a new wholly-owned financing division to provide title and mortgage services

“We are on track to deliver another year of record profits with earnings of $1.63 per share for the first nine months of 2016,” stated Dale Francescon, Co-Chief Executive Officer of the Company. “Our diversified product offerings combined with our carefully selected markets continue to provide profitable growth for the Company. This dynamic is evidenced by the significant expansion in deliveries and revenues which drove a 33% increase in Adjusted EBITDA during the third quarter of 2016. Furthermore, we experienced healthy demand trends with our absorption pace improving by 15%  during the quarter. As a result, we ended the quarter with a very strong backlog in dollar value, an increase of 17.3% from the prior year quarter, which positions us well into the final quarter of 2016.”

Rob Francescon, Co-Chief Executive Officer of the Company, stated,  “Our progress during 2016 has been entirely organic and a reflection of our disciplined efforts to expand operations into good markets with sound long term fundamentals. That said, we remain committed to enhancing returns on equity by investing wisely in attractive opportunities.  With our recently started financing division, we will be able to provide a more complete service offering to our home buyers while generating incremental earnings.”

Third Quarter 2016 Results

Net income for the third quarter 2016 was $13.3 million, or $0.63 per share, compared to $10.6 million, or $0.50 per share, for the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues and homebuilding gross margin.

Home sales revenues for the third quarter 2016 were $248.1 million, compared to $179.8 million for the prior year quarter. The growth in home sales revenues was primarily due to an increase in homes delivered to 706, compared to 578 in the prior year quarter, and a higher average selling price of homes delivered, increasing to

$351,400, compared to $311,000 in the prior year quarter. The increase in average selling prices was largely due to a shift in regional and product mix.

Homebuilding gross margin percentage in the third quarter 2016 was 20.3%, as compared to 21.3% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting in cost of homes sales revenues, was 22.5%, compared to 22.8% in the prior year quarter, largely due to product and geographical mix. Adjusted homebuilding gross margin percentage increased 140 basis points compared to the second quarter 2016.  SG&A as a percent of home sales revenues was 12.5% compared to 12.3% in the prior year quarter, mainly as a result of higher sales and marketing expense to support significant growth in net new home contracts.

Net new home contracts in the third quarter 2016 increased to 628 homes, an increase of 31.7%, compared to 477 homes in the prior year quarter, largely attributable to stronger demand trends in most divisions, driving an overall increase in absorption rates. At the end of the third quarter 2016, the Company had 992 homes in backlog, representing $380.9 million of backlog dollar value, compared to 904 homes, representing $325.1 million of backlog dollar value in the prior year quarter. At the end of the third quarter 2016, the Company had 87 open communities, compared to 88 open communities at the end of the prior year quarter.

Balance Sheet and Liquidity

In August 2016, the Company announced an expansion of its senior unsecured credit facility to $380 million at an unchanged interest rate of LIBOR plus a spread of 2.75% to 3.25%, depending on the Company’s leverage ratio. The term of the credit facility was extended by one year to mature in October 2019.  As of September 30, 2016, the Company had $190.0 million of availability under the credit facility.

As of September 30, 2016, the Company had total assets of $1.0 billion and inventories of $873.6 million. Liabilities totaled $555.8 million, which included $450.3 million of long-term debt.

Financial Services

During the third quarter, the Company’s wholly-owned subsidiary, Parkway Financial Group LLC., formed Inspire Home Loans (“Inspire”), which will provide mortgage services to its homebuyers.  Inspire is currently beginning to hire employees and start the licensing process in each of the Company’s markets.  In addition to Inspire,  Parkway Title LLC will provide title services to select markets in which the Company operates.

Full Year 2016 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “we are encouraged by the pace of activity in our communities year to date. Based on our current market outlook, we expect home deliveries to be in the range of 2,700 to 2,900 homes and our home sales revenues to be in the range of $900 million to $1.0 billion. We continue to expect our active selling community count to be in the range of 85 to 90 communities at the end of the full year 2016.”

Conference Call

The Company will host a webcast and conference call on Tuesday, November 1, 2016 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s third quarter 2016 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through December 1, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13645573.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Georgia, Nevada, Texas, and Utah. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. Century Communities is a top-25 U.S. homebuilder based on homes delivered. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue
Home sales revenues	$248,075	$179,775	$686,335	$520,918
Land sales revenues	4,651	2,257	7,909	2,627
Golf course and other revenue	687	700	2,907	4,679
Total revenue	253,413	182,732	697,151	528,224
Costs and expenses
Cost of home sales revenues	197,650	141,452	549,886	416,483
Cost of land sales revenues	4,255	2,250	6,668	2,615
Cost of golf course and other revenue	1,165	1,046	2,765	4,214
Selling, general, and administrative	30,944	22,175	87,512	65,919
Total operating costs and expenses	234,014	166,923	646,831	489,231
Operating income	19,399	15,809	50,320	38,993
Other income (expense):
Interest income	61	51	142	88
Interest expense	—	(2)	(4)	(8)
Acquisition expense	(53)	(323)	(466)	(338)
Other income	179	434	797	1,059
Gain on disposition of assets	145	(24)	468	106
Income before income tax expense	19,731	15,945	51,257	39,900
Income tax expense	6,389	5,362	16,790	13,168
Net income	$13,342	$10,583	$34,467	$26,732

Earnings per share:
Basic	$0.63	$0.50	$1.63	$1.26
Diluted	$0.63	$0.50	$1.63	$1.26
Weighted average common shares outstanding:
Basic	20,673,521	20,601,218	20,652,533	20,556,146
Diluted	20,822,066	20,601,218	20,740,781	20,556,146

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$17,354	$29,287
Cash held in escrow	27,749	11,817
Accounts receivable	4,852	5,241
Inventories	873,613	810,137
Prepaid expenses and other assets	38,421	26,735
Property and equipment, net	11,228	8,375
Deferred tax asset, net	3,533	—
Amortizable intangible assets, net	3,256	4,784
Goodwill	21,365	21,365
Total assets	$1,001,371	$917,741
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$18,139	$10,967
Accrued expenses and other liabilities	87,305	106,777
Deferred tax liability, net	—	275
Notes payable and revolving line of credit	450,331	390,243
Total liabilities	555,775	508,262
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,043,563 and 21,303,702 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	210	213
Additional paid-in capital	342,606	340,953
Retained earnings	102,780	68,313
Total stockholders' equity	445,596	409,479
Total liabilities and stockholders' equity	$1,001,371	$917,741

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2016	2015	% Change	2016	2015	% Change
Atlanta	281	246	14.2%	1,036	906	14.3%
Central Texas	62	30	106.7%	181	142	27.5%
Colorado	136	125	8.8%	596	555	7.4%
Houston	19	21	(9.5)%	90	85	5.9%
Nevada	122	55	121.8%	378	213	77.5%
Utah	8	—	NM	10	—	NM
Total	628	477	31.7%	2,291	1,901	20.5%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three Months Ended September 30,
	2016		2015		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
Atlanta	298	$276.3	269	$227.4	10.8%	21.5%
Central Texas	40	446.9	34	497.9	17.6%	(10.2)%
Colorado	213	447.3	143	423.5	49.0%	5.6%
Houston	24	312.9	35	267.3	(31.4)%	17.1%
Nevada	130	343.9	97	327.3	34.0%	5.1%
Utah	1	366.5	—	—	—	—
Total / Weighted Average	706	$351.4	578	$311.0	22.1%	13.0%

	Nine Months Ended September 30,
	2016		2015		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
Atlanta	907	$261.7	843	$223.1	7.6%	17.3%
Central Texas	154	439.4	109	459.9	41.3%	(4.5)%
Colorado	590	444.3	473	405.3	24.7%	9.6%
Houston	98	312.3	127	211.4	(22.8)%	47.7%
Nevada	263	335.5	204	314.6	28.9%	6.6%
Utah	1	366.5	—	—	—	—
Total / Weighted Average	2,013	$341.0	1,756	$296.7	14.6%	14.9%

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

	September 30,
	2016	2015	% Change
Atlanta	29	33	(12.1)%
Central Texas	15	12	25.0%
Colorado	24	29	(17.2)%
Houston	8	9	(11.1)%
Nevada	10	5	100.0%
Utah	1	—	NM
Total	87	88	(1.1)%

NM – Not meaningful

Backlog

(dollars in thousands)

	September 30,
	2016			2015			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
Atlanta	412	$123,224	$299.1	386	$97,992	$253.9	6.7%	25.7%	17.8%
Central Texas	136	66,073	485.8	124	57,933	467.2	9.7%	14.1%	4.0%
Colorado	268	126,321	471.3	300	138,153	460.5	(10.7)%	(8.6)%	2.3%
Houston	23	8,025	348.9	52	15,439	296.9	(55.8)%	(48.0)%	17.5%
Nevada	144	53,986	374.9	42	15,614	371.8	242.9%	245.8%	0.8%
Utah	9	3,298	366.5	—	—	—	NM	NM	NM
Total / Weighted Average	992	$380,926	$384.0	904	$325,131	$359.7	9.7%	17.2%	6.8%

NM – Not meaningful

Lot Inventory

	September 30,
	2016			2015			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	2,964	2,695	5,659	2,171	3,584	5,755	36.5%	(24.8)%	(1.7)%
Central Texas	1,275	1,427	2,702	1,218	358	1,576	4.7%	298.6%	71.4%
Colorado	2,861	1,684	4,545	3,102	904	4,006	(7.8)%	86.3%	13.5%
Houston	160	1,140	1,300	306	192	498	(47.7)%	493.8%	161.0%
Nevada	1,696	89	1,785	1,962	—	1,962	(13.6)%	NM	(9.0)%
Utah	84	1,128	1,212	—	—	—	NM	NM	NM
Total	9,040	8,163	17,203	8,759	5,038	13,797	3.2%	62.0%	24.7%

NM – Not meaningful

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Numerator
Net income	$13,342	$10,583	$34,467	$26,732
Less: Undistributed earnings allocated to participating securities	(241)	(358)	(738)	(890)
Net income allocable to common stockholders	$13,101	$10,225	$33,729	$25,842
Denominator
Weighted average common shares outstanding - basic	20,673,521	20,601,218	20,652,533	20,556,146
Dilutive effect of restricted stock units	148,545	—	88,248	—
Weighted average common shares outstanding - diluted	20,822,066	20,601,218	20,740,781	20,556,146
Earnings per share:
Basic	$0.63	$0.50	$1.63	$1.26
Diluted	$0.63	$0.50	$1.63	$1.26

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended September 30,
	2016	%	2015	%

Home sales revenues	$248,075	100.0%	$179,775	100.0%
Cost of home sales revenues	197,650	79.7%	141,452	78.7%
Gross margin from home sales	50,425	20.3%	38,323	21.3%
Add: Interest in cost of home sales revenues	5,192	2.1%	2,474	1.4%
Adjusted homebuilding gross margin excluding interest	55,617	22.4%	40,797	22.7%
Add: Purchase price accounting for acquired work in process inventory	100	0.0%	204	0.1%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$55,717	22.5%	$41,001	22.8%

	Nine Months Ended September 30,
	2016	%	2015	%

Home sales revenues	$686,335	100.0%	$520,918	100.0%
Cost of home sales revenues	549,886	80.1%	416,483	80.0%
Gross margin from home sales	136,449	19.9%	104,435	20.0%
Add: Interest in cost of home sales revenues	13,177	1.9%	6,925	1.3%
Adjusted homebuilding gross margin excluding interest	149,626	21.8%	111,360	21.4%
Add: Purchase price accounting for acquired work in process inventory	318	0.0%	2,645	0.5%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$149,944	21.8%	$114,005	21.9%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Net income	$13,342	$10,583	26.1%	$34,467	$26,732	28.9%
Income tax expense	6,389	5,362	19.2%	16,790	13,168	27.5%
Interest in cost of home sales revenues	5,192	2,474	109.9%	13,177	6,925	90.3%
Interest expense	—	2	(100.0)%	4	8	(50.0)%
Depreciation and amortization expense	1,418	1,242	14.2%	4,215	3,512	20.0%
EBITDA	26,341	19,663	34.0%	68,653	50,345	36.4%
Purchase price accounting for acquired work in process inventory	100	204	(51.0)%	318	2,645	(88.0)%
Adjusted EBITDA	$26,441	$19,867	33.1%	$68,971	$52,990	30.2%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Net Debt to Net Capital

The following table presents our ratio of net debt to net capital, which is a non-GAAP financial measure.  We calculate this by dividing net debt (notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	September 30,	December 31,
	2016	2015
Notes payable and revolving line of credit	$450,331	$390,243
Total stockholders' equity	445,596	409,479
Total capital	$895,927	$799,722
Debt to capital	50.3%	48.8%

Notes payable and revolving line of credit	$450,331	$390,243
Cash held in escrow	(27,749)	(11,817)
Cash and cash equivalents	(17,354)	(29,287)
Net debt	405,228	349,139
Total stockholders' equity	445,596	409,479
Net capital	$850,824	$758,618

Net debt to net capital	47.6%	46.0%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com